Exhibit 10.8

SUPPLY AGREEMENT

between

PIERRE FABRE MEDICAMENT S.A.

and

NOVACEA, Inc.

Dated

July 19, 2005

TABLE OF CONTENTS

ARTICLE 1 – DEFINITIONS		1

ARTICLE 2 – PURCHASE AND SUPPLY-GENERAL OBLIGATIONS		1
2.1.	Basic Obligations	1
2.2.	Use of Placebo, Clinical Product and Finished Product Supplied	1
2.3.	PIERRE FABRE’S Warranties	2
2.4.	Continuing Guarantee	3
2.5.	Quality Assurance Rights and Obligations; Inspections	3
2.6.	Drug Master File; Cross Reference Rights	4
2.7.	Recalls and Complaints	4
2.8.	Consents and Drug Application	5

ARTICLE 3 – DEVELOPMENT SUPPLIES – FORECAST – ORDER AND DELIVERY PROCEDURES – PRICE		5
3.1.	Forecasts	5
3.2.	Firm Orders	6
3.3.	Purchase Price	6

ARTICLE 4 – COMMERCIAL SUPPLIES FORECAST – ORDER AND DELIVERY PROCEDURES – QUALITY CONTROL – CLAIMS – SAFETY STOCK – STABILITY STUDIES		7
4.1.	Forecasts and Orders	7
4.2.	Launch Period for the USA and Canada	8
4.3.	Delivery Obligations	9
4.4.	Quality Control; Change in Specifications	9
4.5.	Claims	11
4.6.	Title; Risk of Loss	12
4.7.	Safety Stock	12
4.8.	Stability Program and Additional Testing	12

ARTICLE 5 – COMMERCIAL SUPPLIES – PRICE		12
5.1.	Formula Price - General	12
5.2.	Generic Competition and Competing Products	13
5.3.	Application of Formula Price	14
5.4.	Bottom Price	15
5.5.	Sales Reports; Right to Audit	17
5.6.	Invoicing Procedure	18
5.7.	Payments	18
5.8.	Improvements	19

ARTICLE 6 – TERM; TERMINATION		19
6.1.	Term - Renewal	19
6.2.	Termination for Cause	19
6.3.	Consequences of Termination; Surviving Obligations	21
6.4.	Exercise of Right to Terminate – Damages	21

ARTICLE 7 – INDEMNIFICATION AND INSURANCE		21
7.1.	Indemnification by PIERRE FABRE	21
7.2.	Indemnification by NOVACEA	22
7.3.	Indemnification Procedures	22

7.4.	Subrogation	23
7.5.	Indemnification not Cumulative	23
7.6.	PIERRE FABRE Insurance	23
7.7.	NOVACEA Insurance	24

ARTICLE 8 – FORCE MAJEURE		24
8.1.	Events of Force Majeure	24
8.2.	Notice of Force Majeure	24
8.3.	Quantities Not Shipped	24
8.4.	Allocation of Capacity	24
8.5.	Termination	24

ARTICLE 9 – CONFIDENTIALITY		25
9.1.	Treatment of Confidential Information	25
9.2.	Right to Disclose	25
9.3.	Release from Restrictions	25
9.4.	Confidentiality of Financial Terms	26

ARTICLE 10 – ASSIGNMENT OF AGREEMENT		26
10.1.	General	26
10.2.	Assignment by PIERRE FABRE	26
10.3.	Assignment by NOVACEA	26
10.4.	Definition	27
10.5.	Consequences of Assignment	27

ARTICLE 11 – INDEPENDENT CONTRACTORS		27

ARTICLE 12 – NOTICES		28

ARTICLE 13 – APPLICABLE LAW; DISPUTE RESOLUTION		29
13.1.	Applicable Law	29
13.2.	Dispute Resolution	29
13.3.	Arbitration	29

ARTICLE 14 – MISCELLANEOUS		30
14.1.	Entire Agreement; Modification; Counterparts	30
14.2.	Relationship Between the Parties	30
14.3.	Non-Waiver	30
14.4.	No Third Party Beneficiaries	30
14.5.	Successors and Assigns	30
14.6.	Severability	30
14.7.	Interpretation	31

ARTICLE 15 – ELECTION OF DOMICILE		31

SCHEDULES

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is executed on July 19, 2005 (the “Effective Date”) by and between PIERRE FABRE MEDICAMENT S.A., a corporation organized under the laws of France with headquarters at 45, place Abel-Gance, 92100 BOULOGNE, FRANCE (“PIERRE FABRE”), and NOVACEA, INC. a Delaware corporation with a principal place of business at 601 Gateway Boulevard, Suite 800, SOUTH SAN FRANCISCO, CALIFORNIA 94080, U.S.A. (“NOVACEA”).

WHEREAS, concurrently with the execution of this Agreement, PIERRE FABRE and NOVACEA are entering into a Patent and Know-How License Agreement and Trademark License Agreement with respect to the development, marketing and sale of a Vinca Alkaloïd derivative known as “VINORELBINE” (INN) formulated in softgel capsules and already registered, marketed and sold by PIERRE FABRE or its Affiliates in various countries;

WHEREAS, NOVACEA is granted the exclusive right under said Patent and Know-How License Agreement, to develop and commercialize Finished Product in the NOVACEA Territory; and

WHEREAS, NOVACEA desires to purchase from PIERRE FABRE, and PIERRE FABRE desires to supply NOVACEA with all of NOVACEA’S needs and requirements for Finished Product pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the capitalized terms not defined herein shall have the meanings set forth in Schedule 1 attached hereto and incorporated herein by reference.

ARTICLE 2 – PURCHASE AND SUPPLY-GENERAL OBLIGATIONS

2.1. Basic Obligations.

Except as expressly provided herein, NOVACEA hereby agrees to purchase its total requirements of Placebo, Clinical Product and Finished Product from PIERRE FABRE, and PIERRE FABRE agrees to supply NOVACEA or have NOVACEA supplied, with its total needs and requirements of Placebo, Clinical Product and Finished Product for development and commercial purposes in all countries of the NOVACEA Territory, all in conformity with the terms and conditions of this Agreement.

2.2. Use of Placebo, Clinical Product and Finished Product Supplied.

2.2.1. Placebo, Clinical Product and Finished Product supplied by PIERRE FABRE to NOVACEA hereunder will be exclusively used by NOVACEA for purposes authorized in the Patent and Know-How License Agreement.

2.2.2. For the duration of this Agreement, PIERRE FABRE will not knowingly sell Placebo, Clinical Product or Finished Product to any Third Party for use or resale in the NOVACEA Territory.

2.3. PIERRE FABRE’S Warranties.

2.3.1. General. PIERRE FABRE warrants and represents that Clinical Product, Finished Product and Placebo supplied by PIERRE FABRE hereunder:

(a)	shall be manufactured and packaged in compliance with all Legal Requirements and cGMPs, and

(b)	at the time of delivery to NOVACEA: (i) shall meet the applicable Specifications, (ii) shall be packaged and labeled in accordance with the applicable Specifications, (iii) shall have been manufactured in accordance with the Quality Agreements to be agreed between the Parties as provided in Section 2.5.1 hereof, (iv) shall be owned by PIERRE FABRE or an Affiliate of PIERRE FABRE, and (v) shall be free from all liens and encumbrances of any kind. Nothing herein shall be deemed to affect any other representation, warranty or guaranty of PIERRE FABRE relating to the Placebo, Clinical Product or Finished Product.

2.3.2. Softgel Capsules. PIERRE FABRE represents and warrants to NOVACEA and agrees that:

(a)	PIERRE FABRE is a Party to the CAH Agreement;

(b)	PIERRE FABRE has the right, authority and legal capacity to enter into this Agreement and perform its obligations hereunder, and the performance of its obligations hereunder does not violate the terms of the CAH Agreement;

(c)	PIERRE FABRE will, throughout the term of the CAH Agreement, perform in all material respects its obligations under the CAH Agreement;

(d)	PIERRE FABRE will take no action or fail to take any action which will cause it to be in breach of any provision of the CAH Agreement;

(e)	in all events PIERRE FABRE will manage its relationship with CAH to maximize the assurance of supply of the Placebo, Clinical Product and Finished Product under this Agreement;

(f)	CAH is aware that NOVACEA is a licensee of PIERRE FABRE for the Finished Product and has not objected, and to PIERRE FABRE’S knowledge has no contractual basis to object, to the grant of rights made to NOVACEA hereunder; and

(g)	Except as provided in Section 9.8 of the CAH Agreement, NOVACEA is not and will not be a third party beneficiary of the CAH Agreement.

2.4. Continuing Guarantee.

PIERRE FABRE guarantees that Placebo, Clinical Product and Finished Product supplied to NOVACEA hereunder will not, at the time of delivery to NOVACEA’S designated agent at Charles de Gaulle Airport, Roissy (France), be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act (the “Act”); and other applicable Legal Requirements, or constitute an article which may not, under the provisions of Section 505 of said Act, be introduced into interstate commerce. This guarantee shall be a continuing guarantee and shall be binding upon PIERRE FABRE with respect to all Placebo, Clinical Product and Finished Product shipped or delivered by PIERRE FABRE to NOVACEA pursuant to this Agreement.

2.5. Quality Assurance Rights and Obligations; Inspections.

2.5.1. Quality Agreements. The Parties shall set forth certain specific terms related to the manufacture and supply of (i) Placebo and Clinical Product and (ii) Finished Product in accordance with NOVACEA and PIERRE FABRE’S standard formats in two Quality Agreements to be agreed in good faith within one hundred twenty (120) days after the Effective Date and attached as Schedule 2.5.1(a) and Schedule 2.5.1(b) hereto. Such Quality Agreement may be amended from time to time upon mutual agreement of the Parties. In the event of a conflict between the terms of this Agreement and the terms of any such Quality Agreements, this Agreement shall control.

2.5.2. Quality Audits. No more than once in any twelve (12) month period, NOVACEA may send up to three (3) authorized representatives to conduct audits required for pre-approval inspections and quality assurance audits of PIERRE FABRE’S manufacturing and testing facilities and procedures and CAH’s manufacturing and testing facilities and procedures used in the performance of PIERRE FABRE’S supply obligations hereunder. Such audits shall be conducted during normal business hours and, as to audits and inspections of PIERRE FABRE facilities, upon at least ten (10) days’ prior written notice to PIERRE FABRE, provided that there is no conflict with any inspection by a Regulatory Authority. In addition, PIERRE FABRE shall enforce its rights under Section 9.8 of the CAH Agreement so that NOVACEA may participate directly in inspections and audits of CAH’s facilities. NOVACEA’S audit and inspection rights under this Section shall not extend to any portions of the PIERRE FABRE or CAH facilities, documents, records or other information which do not relate to the Compound, Placebo, Clinical Product or Finished Product.

2.5.3. Audit Rights under Special Circumstances. The limitation on the frequency of NOVACEA audits provided in Section 2.5.2, above, shall not apply to any audit: (i) required for pre-approval inspections, (ii) conducted in reasonable response to a serious Adverse Event (as defined in Schedule 13 to the Patent and Know-How License Agreement) or a significant deviation that is unexpected and is reasonably believed to be associated with the Finished Product or the facility where Placebo, Compound, Clinical Product or Finished Product is manufactured, or (iii) conducted in connection with an inspection by the FDA or other Regulatory Authority of the NOVACEA Territory.

2.5.4. Governmental Inspections. If it is reasonably related to NOVACEA’S efforts to obtain or maintain Approval of, or governmental authorization to test, Licensed Product in any country of the NOVACEA Territory, PIERRE FABRE will permit or obtain permission for officials of the applicable Regulatory Authority to inspect the facilities where the Placebo, Clinical Product, Finished Product or Compound is manufactured (including, without limitation, the CAH facilities) and will take such action as such Regulatory Authorities may require. PIERRE FABRE shall notify NOVACEA immediately upon receipt of notice by PIERRE FABRE of any proposed inspection by Regulatory Authorities from any country in the NOVACEA Territory in relation to the Placebo, Clinical Product, Finished Product or Compound and/or the manufacturing facilities where the Placebo, Clinical Product, Finished Product or Compound are manufactured. PIERRE FABRE shall promptly inform NOVACEA of any governmental reports provided to PIERRE FABRE in connection with any inspection by any Regulatory Authority from any jurisdiction in the world to the extent that such reports relate to: (i) the Placebo, Clinical Product, Compound or Finished Product; (ii) the portion of PIERRE FABRE or CAH facilities used in the production of Placebo, Clinical Product Finished Product or Compound; or (iii) the ability of PIERRE FABRE or CAH to continue manufacturing the Placebo, Clinical Product, Finished Product or Compound. PIERRE FABRE shall not be required to disclose information relating to any Third Party (other than CAH in accordance with the CAH Agreement) or such Third Party’s products.

2.6. Drug Master File; Cross Reference Rights.

PIERRE FABRE has established Drug Master Files (collectively, “DMFs”) with the FDA and the HC relating to the manufacture of Compound. PIERRE FABRE shall provide letters of authorization to the FDA and the RC, and take such other action as NOVACEA may reasonably request, to allow NOVACEA or its permitted sub-licensee to refer to PIERRE FABRE’S DMFs, in connection with any submissions or filings which NOVACEA or its permitted sub-licensee make with respect to the Finished Product. Likewise, if CAH establishes and files DMFs with the FDA and/or the HC, PIERRE FABRE shall cause CAH to provide letters of authorization to the FDA and/or the HC to allow NOVACEA or its permitted sub-licensee to refer to such DMFs. PIERRE FABRE agrees to inform NOVACEA of all regulatory submissions, amendments, and other filings made with respect to the Compound and/or Finished Product on a timely basis following any such submission.

2.7. Recalls and Complaints.

2.7.1. NOVACEA shall promptly notify PIERRE FABRE if any Placebo, Clinical Product or Finished Product supplied to NOVACEA pursuant to this Agreement is the subject of a possible or actual recall or market withdrawal in the NOVACEA Territory, and PIERRE FABRE shall promptly notify NOVACEA of any possible or actual recall in the PIERRE FABRE Territory with respect to Finished Product, other than recalls known to be based solely upon problems related to packaging, labeling or other causes unrelated to product safety, efficacy or manufacturing. As between the Parties, NOVACEA shall be solely responsible for all decisions, activities and communications with respect to any such recall or market withdrawal in the NOVACEA Territory, including, without limitation, the decision as to whether a recall or market withdrawal should be initiated in the NOVACEA Territory. If such recall or market withdrawal shall have been the result of PIERRE FABRE’S breach of any of its obligations or representations and warranties set forth in this Agreement, then in such a case PIERRE FABRE shall: (i) upon NOVACEA’S substantiation of costs, bear the direct cost of such recall or market withdrawal, and (ii) negotiate in good faith with NOVACEA to adjust NOVACEA’S forecasts and pending Firm Orders for Placebo, Clinical Product, Finished Product to reflect the anticipated consequences of the recall or market withdrawal.

2.7.2. PIERRE FABRE shall cooperate with NOVACEA in responding to customer complaints received by NOVACEA with respect to Finished Product and provide NOVACEA with such information as NOVACEA shall reasonably request in writing within ten (10) business days of receipt by PIERRE FABRE of such written request. At least once every Quarter, PIERRE FABRE shall notify NOVACEA of any material customer complaints with respect to the Finished Product, excluding pricing complaints with respect to the PIERRE FABRE Territory, that it has received.

2.8. Consents and Drug Application.

2.8.1. Manufacturing Consents. PIERRE FABRE shall be responsible for timely making all legally required filings relating to its registration as manufacturer of the Compound, Placebo, Clinical Product and Finished Product for NOVACEA and shall be responsible for ensuring that all other filings and registrations required of all Third Parties participating in the manufacturing process are timely made and maintained in compliance with all applicable Legal Requirements.

2.8.2. Finished Product Consents. NOVACEA shall, at its expense, obtain and maintain any consents which may from time to time be required by any Regulatory Authority with respect to ownership of the Approvals including those approvals relating to the marketing, distribution, clinical investigation, import or export of the Placebo, Clinical Product and Finished Product in the NOVACEA Territory. NOVACEA shall be responsible for responding to all requests for information related to such consents made by, and making all legally required filings relating to such consents with, any Regulatory Authority having jurisdiction to make such requests or require such filings. In the event any consent held by NOVACEA relating directly to the Placebo, Clinical Product or Finished Product is hereafter suspended or revoked, NOVACEA shall promptly notify PIERRE FABRE of the event and shall promptly inform PIERRE FABRE of the impact on NOVACEA’S purchases of the affected Placebo, Clinical Product or Finished Product and NOVACEA’S general intentions with respect thereto.

2.8.3. Drug Application Documentation. NOVACEA shall maintain all Approvals with respect to the Finished Product in the Territory. On a timely basis, NOVACEA shall provide PIERRE FABRE with all information regarding Approvals or portions thereof.

2.8.4. PIERRE FABRE’S Obligation to Assist. PIERRE FABRE shall provide to NOVACEA mutually agreed levels of information, assistance and cooperation in connection with all legally required filings with respect to the Finished Product.

ARTICLE 3 – DEVELOPMENT SUPPLIES – FORECAST – ORDER AND DELIVERY PROCEDURES – PRICE

3.1. Forecasts.

For initial planning purposes only, within thirty (30) days following the Effective Date, NOVACEA will provide PIERRE FABRE with a good faith forecast of Placebo and Clinical Product to be supplied pursuant to this Agreement for development purposes in the NOVACEA Territory for each of the following eight (8) Quarters. Thereafter, beginning with the first Quarter of 2006, NOVACEA will update its forecasted requirements of Placebo and Clinical Product for development purposes in the NOVACEA Territory at the beginning of each Quarter until such time as NOVACEA notifies PIERRE FABRE that it no longer requires Placebo and/or Clinical Product for development purposes. The amounts on each forecast provided pursuant to this Section shall not be binding upon either Party in any way.

3.2. Firm Orders.

NOVACEA shall provide PIERRE FABRE with at least [*] prior written notice of all quantities of Placebo and Clinical Product required by NOVACEA for development purposes, and shall reflect such quantities in firm purchase orders (“Firm Orders”). Amounts to be delivered within [*] shall constitute and be treated as Firm Orders hereunder. Additional terms and conditions applicable to the supply of Placebo and Clinical Product for development purposes will be described in the Quality Agreement to be agreed between the Parties pursuant to Section 2.5.1 hereof and attached hereto as Schedule 2.5.1(a).

3.3. Purchase Price.

(a)	All quantities of Placebo to be supplied by PIERRE FABRE for development purposes shall be invoiced to NOVACEA: (i) on a FCA Charles de Gaulle Airport, Roissy (France) basis (Incoterms 2000), (ii) at a price of [*] € per batch of [*] mg capsules or [*] mg capsules.

(b)	All quantities of Clinical Product to be supplied by PIERRE FABRE for development purposes shall be invoiced to NOVACEA: (i) on a FCA Charles de Gaulle Airport, Roissy (France) basis (Incoterms 2000), (ii) at a price of [*] Euros (€ [*]) per milligram of Compound (expressed as base), such price to be subject to an annual [*] (the “Annual Variation”), effective as of January 1, of each year after the Effective Date, based on the INSEE Index over the preceding twelve (12) months (the “Annual Index Adjustment”), the base INSEE Index being that of December 2004 = 111.3 .

(c)	Payment of PIERRE FABRE’S invoices for supplies of Placebo and Clinical Product pursuant to this Article 3, shall be made by NOVACEA, in Euros, by transfer to a bank account designated by PIERRE FABRE, within sixty (60) days of the date of each invoice. In the event NOVACEA fails to pay any amount within sixty (60) days of the due date, PIERRE FABRE may charge a monthly late payment fee equal to [*] percent ([*]%)] of the unpaid balance.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4 – COMMERCIAL SUPPLIES FORECAST – ORDER AND DELIVERY PROCEDURES – QUALITY CONTROL – CLAIMS – SAFETY STOCK – STABILITY STUDIES

4.1. Forecasts and Orders.

4.1.1. Format of Forecasts and Orders. Each forecast (“Forecast”) and purchase order (“Firm Order”) required pursuant to this Agreement shall be (i) separately established for each country in the NOVACEA Territory, and (ii) expressed in 20 mg or 30 mg capsules, on the form attached hereto as Schedule 4.1.

4.1.2. Forecasts. Except as provided in Section 4.2, below, relating to the Launch Period for the USA (as defined in Section 4.2.1 hereof), and the Launch Period for Canada (as defined in Section 4.2.2 hereof), on or before December 15, and June 15, of each calendar year (the “Forecasting Date”), NOVACEA will provide PIERRE FABRE with Forecasts detailing its requirements of Finished Product for each country in the NOVACEA Territory, in the format described above.

4.1.3. Six Month Forecasting. Each forecast made pursuant to Section 4.1.2, above, will be denominated in total grams of Compound (expressed as base) for each dosage form of Finished Product, and shall be divided into Commercial Half Year periods, each being referred to as a “Six Month Forecast.” The “First Six Month Forecast” refers to the Commercial Half Year commencing six months following the first day of the first calendar month following the Forecasting Date (i.e., on January 1 or July 1). The “Second Six Month Supply Agreement Forecast” refers to the Commercial Half Year following the Commercial Half Year covered by the First Six Month Forecast and the “Third Six Month Forecast” refers to the Commercial Half Year following the Commercial Half Year covered by the Second Six Month Forecast etc.... Each First Six Month Forecast will be divided into calendar monthly increments and each Second Six Month Forecast, Third Six Month Forecast etc... will be divided into quarterly increments.

4.1.4. Permitted Variances for Forecasts. All NOVACEA Forecasts shall represent a good faith estimate of NOVACEA’S projected requirements for the periods specified but shall be non-binding on the Parties; provided, however, that the First Six Month Forecast shall not vary by more than twenty-five percent (25%) from the Six Month Forecast previously made by NOVACEA for the same Commercial Half Year (i.e., when such Commercial Half Year was reflected in a Second Six Month Forecast).

4.1.5. Firm Orders. On or before June 15 and December 15 of each calendar year following the Forecasting Date, NOVACEA shall provide PIERRE FABRE with a written Firm Order for the following Commercial Half Year, and the delivery date in such Commercial Half Year, which in all circumstances shall allow PIERRE FABRE at least six (6) months lead time to deliver such Firm Order.

4.1.6. Permitted Variances for Firm Orders. Firm Orders placed during a specific Commercial Half Year (for delivery during the following Commercial Half Year) as provided in Section 4.1.5, shall not vary by more than fifteen percent (15%) from the First Six Month Forecast most recently provided by NOVACEA with respect to such Commercial Half Year.

4.1.7. Permitted Variances Apply at Country Level. The permitted variances described above in Sections 4.1.4 and 4.1.6 shall be measured separately for each country in the NOVACEA Territory.

4.1.8. Launch Period for the USA and Canada. During the Launch Period for the USA (as defined in Section 4.2.1 hereof), and the Launch Period for Canada (as defined in Section 4.2.2 hereof), the provisions of Section 4.2 hereof will apply in lieu of the provisions of this Section 4.1.

4.2. Launch Period for the USA and Canada.

4.2.1. Launch Period for the USA.

(a)	Definition. The period beginning eighteen (18) months prior to NOVACEA’S estimated Date of Launch for the Licensed Product in the USA and ending twelve (12) months after the actual Date of Launch shall be considered the “Launch Period for the USA” during which time provisions of this Section 4.2.1 shall be in force with respect to Finished Product ordered by NOVACEA for commercial use.

(b)	Launch Forecast for the USA. Not less than eighteen (18) months prior to NOVACEA’S estimated Date of Launch for the Licensed Product in the USA, NOVACEA shall provide PIERRE FABRE with a forecast of its expected requirements for each dosage form of Finished Product for commercial use, for the Launch Period for the USA. Such forecast shall be in the format set forth in Section 4.1.1 and shall be divided into five (5) Commercial Half Year) periods as set forth in Section 4.1.3 (each, a “Six Month Launch Forecast”). Then, during the first week of each calendar month following the first Six Month Launch Forecast and up to the calendar month in which the Date of Launch occurs, NOVACEA shall provide PIERRE FABRE with a Firm Order for the following sixth (6th) calendar month delineating the amount of each dosage of the Finished Product for commercial use and the delivery date, allowing PIERRE FABRE at least six (6) months lead time to deliver such Firm Order.

(c)	Permitted Variance Percentages. For the Launch Period for the USA, all permitted variances for Six Month Launch Forecasts and Firm Orders will be as set forth in Sections 4.1.4 and 4.1.6, above.

4.2.2. Launch Period for Canada.

(a)	Definition. The period beginning six (6) months prior to NOVACEA’S estimated Date of Launch for the Licensed Product in Canada and ending twelve (12) months after the actual Date of Launch in Canada shall be considered the “Launch Period for Canada” during which time provisions of this Section 4.2.2 shall be in force.

(b)	Launch Forecast. Not less than six (6) months prior to NOVACEA’S estimated Date of Launch for the Licensed Product in Canada, NOVACEA shall provide PIERRE FABRE with a forecast of its expected requirements for each dosage form of the Licensed Product for commercial use, for the Launch Period for Canada. Such forecast shall be in the format set forth in Section 4.1.1 and shall be divided into three (3) Commercial Half Year periods as set forth in Section 4.1.3 (each, a “Six Month Launch Forecast”). Then, during the first week of each month following the delivery of a first Six Month Launch Forecast and up to the month in which the Date of Launch occurs, NOVACEA shall provide PIERRE FABRE with a Firm Order for the following sixth (6th) calendar month delineating the amount of each dosage of the Finished Product and the delivery date, allowing PIERRE FABRE at least six (6) months lead time to deliver such Firm Order.

(c)	Permitted Variance Percentages. For the Launch Period for Canada, all permitted variance percentages for Six Month Launch Forecasts and Firm Orders will be as set forth in Sections 4.1.4 and 4.1.6, above.

4.3. Delivery Obligations.

Subject to NOVACEA’S compliance with the forecast and order procedures set forth in Sections 4.1 and 4.2, above, PIERRE FABRE guarantees to supply NOVACEA with quantities of Finished Product so ordered within the applicable delivery dates set forth in NOVACEA’S Firm Orders and with a remaining shelf life of twenty four (24) months at time of delivery to NOVACEA’S designated agent at Charles de Gaulle Airport, Roissy (France).

4.4. Quality Control; Change in Specifications.

(a)	PIERRE FABRE shall conduct quality control testing of Finished Product prior to shipment in accordance with the applicable Approvals, Legal Requirements and the Quality Agreement. PIERRE FABRE shall retain or shall have retained records and reference samples of each batch of Compound, recipients, packaging components and Finished Products in bulk as may be required by Legal Requirements and PIERRE FABRE shall provide NOVACEA with reasonable access during quality review of such records. If NOVACEA conducts or uses a Third Party to conduct quality control testing of any Finished Product after delivery thereof to NOVACEA, NOVACEA shall use the sante analytical methodology as used by PIERRE FABRE. Upon written request from NOVACEA, PIERRE FABRE shall provide a reasonably detailed description of the analytical methodology and reference standards used by PIERRE FABRE for quality control testing of the Finished Product and will provide any reasonable assistance and PIERRE FABRE proprietary materials or supplies reasonably requested by NOVACEA to enable it to perform the analytical validation and to compare the results. NOVACEA shall retain samples of the Finished Product for each country of the NOVACEA Territory, as may be required by cGMP and Regulatory Authorities.

(b)	NOVACEA may, at any time, request that PIERRE FABRE change the Specifications with respect to any Finished Product manufactured for use or sale in the NOVACEA Territory, giving PIERRE FABRE [*] (or such shorter period as required by any Regulatory Authority or mutually agreed by the Parties) to implement such

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

requested change. PIERRE FABRE will, within thirty (30) days following PIERRE FABRE’s receipt of such request, evaluate the proposed change and notify NOVACEA if PIERRE FABRE approves the proposed change, such approval not to be unreasonably withheld or delayed. With its notice of approval, PIERRE FABRE will advise NOVACEA of the impact of such change on the manufacturing and analytical processes, the manufacturing cost and delivery time. If PIERRE FABRE reasonably concludes that the proposed change will result in an overall increase in the cost of producing the Finished Product, it shall so advise NOVACEA, providing NOVACEA with reasonable documentation of such increased costs. Upon NOVACEA’S request, the Parties will discuss same in good faith and, if NOVACEA still wishes to proceed, NOVACEA shall agree to compensate PIERRE FABRE for such cost increase in a mutually acceptable manner. If NOVACEA proposes to change any such Specification and if such change would necessitate any regulatory filing in or outside the NOVACEA Territory, PIERRE FABRE will solicit NOVACEA’S input regarding such proposed change and any such change shall be implemented pursuant to a change control program agreed to by the Parties at such time. Additionally, at the sole expense of NOVACEA, PIERRE FABRE shall assist with all analytical or experimental work to be performed in connection with making such change, and NOVACEA shall be responsible, at NOVACEA’ expense (unless the change is made due to a change in applicable Legal Requirements or a request of a Regulatory Authority that is not within either Party’s control, in which case each Party will bear any costs reasonably allocable to its territory), for filing all changes proposed by NOVACEA and for seeking approval of any such change by each applicable Regulatory Authority in the NOVACEA Territory and NOVACEA shall reimburse PIERRE FABRE for its costs for filing all changes proposed by NOVACEA and for seeking approval of any such change by each applicable Regulatory Authority outside the NOVACEA Territory. PIERRE FABRE shall implement any such change in an orderly fashion and will not implement any such change without first obtaining all necessary regulatory approvals.

(c)	If PIERRE FABRE proposes any change to the Specifications that relate to Finished Product manufactured for use or sale in the NOVACEA Territory, such change will require NOVACEA’S prior written approval (not to be unreasonable withheld or delayed). Such request shall be made upon not less than [*]’ prior written notice to NOVACEA of the requested effective date of such proposed change (or such shorter period as required by any Regulatory Authority or mutually agreed by the Parties). PIERRE FABRE will solicit NOVACEA input regarding any regulatory filing in any country in the NOVACEA Territory affected by such proposed change and any such change shall be implemented pursuant to a change control program agreed to by the Parties at such time. PIERRE FABRE shall bear all costs incurred by it to implement such change to the Specifications, the manufacturing process, or any such other change. Additionally, at the sole expense of PIERRE FABRE,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PIERRE FABRE shall assist with all analytical or experimental work to be performed in connection with making such change, and NOVACEA shall be responsible, at PIERRE FABRE’S expense (unless the change is made due to a change in applicable Legal Requirements or a request of a Regulatory Authority that is not within either Party’s control, in which case each Party will bear any costs reasonably allocable to its territory), for filing all changes proposed by PIERRE FABRE and for seeking approval of any such change by each applicable Regulatory Authority in the NOVACEA Territory. PIERRE FABRE shall implement any such change in an orderly fashion and will not implement any such change without first obtaining all necessary regulatory approvals.

(d)	With respect to any regulatory filings and Approvals made or sought by either Party under this Section 4.4, each Party shall provide reasonable cooperation to the other Party in connection therewith. If a change proposed to be made to the Specifications or the manufacture of a Finished Product under this Section 4.4 requires prior approval by any applicable Regulatory Authority before implementation, such change will not be implemented in respect of such Finished Product until such change has been so approved.

4.5. Claims.

4.5.1. Notice of Failure to Conform. NOVACEA shall proceed with analytical control of Finished Product and shall notify PIERRE FABRE of any failure of Finished Product to conform to the applicable Specifications or to be manufactured in accordance with applicable Legal Requirements of the NOVACEA Territory, indicating the batch number and the defect, within forty-five (45) days of receipt of Finished Product from PIERRE FABRE. If NOVACEA fails to notify PIERRE FABRE within such time period, such Finished Product shall be deemed to have been accepted by NOVACEA provided, however, that PIERRE FABRE shall continue to be liable for any latent defect in such Finished Product.

4.5.2. Investigation by PIERRE FABRE. Promptly upon receipt of notice from NOVACEA pursuant to subsection 4.5.1 above, PIERRE FABRE shall, at its expense, conduct an investigation into such failure of such Finished Product to conform to the Specifications or to be manufactured in accordance with cGMPs and applicable Legal Requirements, and shall promptly notify NOVACEA of its findings. Upon mutual agreement of the Parties, NOVACEA shall perform such tests as are reasonably necessary to determine if such non-conformity occurred while the Finished Product was at NOVACEA’S designated facilities.

4.5.3. Right of Return by NOVACEA. In the event that the Parties, acting in good faith, are unable to agree whether Finished Product conforms to the Specifications or has been manufactured in compliance with cGMPs and all Legal Requirements of the NOVACEA Territory, such Finished Product shall not be deemed to have been “rejected” by NOVACEA, but NOVACEA shall nevertheless have the right to return the contested Finished Product to PIERRE FABRE and PIERRE FABRE shall replace such Finished Product within the shortest possible time, and in no event more than ninety (90) days after the date on which such Finished Product was returned by NOVACEA. In the event that it is ultimately determined or agreed by the Parties that such Finished Product conformed to the Specifications and was manufactured in compliance with cGMPs and all Legal Requirements of the NOVACEA Territory, such replacement (including the cost of shipping such Finished Product back to PIERRE FABRE shall be at NOVACEA’S expense. In the event that it is ultimately determined or agreed by the Parties that such Finished Product did not conform to the Specifications or was not manufactured in compliance with cGMPs and or Legal Requirements of the NOVACEA Territory, such replacement (including the cost of shipping such Finished Product back to PIERRE FABRE shall be at PIERRE FABRE’S expense.

4.6. Title; Risk of Loss.

For all deliveries of Finished Product hereunder, title to and risk of loss of all Finished Product shall remain with PIERRE FABRE until delivery to NOVACEA’S designated agent at Charles de Gaulle Airport, Roissy (France).

4.7. Safety Stock.

4.7.1. Starting with the Effective Date, PIERRE FABRE shall maintain sufficient inventory of Compound to meet NOVACEA’S requirements of Finished Product, such inventory to represent at least [*] calculated from time to time based on the monthly average (in milligrams of Compound expressed as base) of NOVACEA’S Firm Orders and Forecasts for the next twelve (12) month period most recently communicated by NOVACEA pursuant to Article 3 and 4 hereof.

4.7.2. No later than the Date of Launch of the Licensed Product in the first country of the NOVACEA Territory, NOVACEA shall constitute and thereafter maintain at least [*] inventory of Finished Product based on its monthly average of amounts set forth in its then-most recent Forecast for the next twelve (12) month period.

4.8. Stability Program and Additional Testing.

4.8.1. Stability Program. Prior to the Effective Date, PIERRE FABRE has conducted and, thereafter, PIERRE FABRE will continue to conduct, a stability program relating to the Placebo, Clinical Product and Finished Product according to a stability protocol meeting ICH requirements and supporting thirty (30) month dating for the Finished Product (the “Stability Program”), at PIERRE FABRE’s expense.

4.8.2. Additional Testing. If any additional test is reasonably required by NOVACEA or if any method is reasonably required by NOVACEA other than an internal PIERRE FABRE test or method for release and/or stability program, then upon NOVACEA’S request, PIERRE FABRE shall conduct such additional test or method according to a mutually agreed protocol meeting NOVACEA’s requirements. The cost of any such additional test or method shall be borne by NOVACEA.

ARTICLE 5 – COMMERCIAL SUPPLIES – PRICE

5.1. Formula Price – General.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Subject to Sections 5.2 through 5.4, below, during the Royalty Term, the purchase price of each milligram of Compound (expressed as base, on an FCA Charles de Gaulle Airport, Roissy, France, basis) contained in the Finished Product to be purchased by NOVACEA from PIERRE FABRE (the “Formula Price”) during each Commercial Year, shall be an amount in Dollars calculated by dividing A by B where:

A =	the amount determined by multiplying the Net Sales tiers for such Commercial Year by the applicable percentages set forth in the table below:

Net Sales Tiers per Commercial Year	Percentage of Net Sales Tiers
Net Sales ≤ $[*] million	[*]%
Net Sales above $[*] million and < $[*] million	[*]%
Net Sales ≥ $[*] million	[*]%

For illustration purposes only, for the first $[*] million of Net Sales, the [*]% factor is used, and for the first $[*] million of Net Sales thereafter, the [*]% factor is used. Accordingly, if Net Sales for a Commercial Year are $[*] million, then “A” would equal $[*]; and if Net Sales for a Commercial Year are $[*], then “A” would equal $[*].

B =	the total number of milligrams of Compound (expressed as base) contained in the Licensed Product sold during that Commercial Year in the NOVACEA Territory, said number of milligrams being as indicated on the label of such Licensed Product.

5.2. Generic Competition and Competing Products.

The Parties acknowledge that the sale by NOVACEA of Licensed Product during the Royalty Term may be affected by competition from Third Parties that, for whatever reason, have chosen to compete notwithstanding the PIERRE FABRE Patents in which case, subject to Sections 5.3 and 5.4 below, the following provisions shall apply.

5.2.1. In the event that there are lawful sales of a Generic Product in any Quarter during the Royalty Term, the applicable percentage for the calculation of the Formula Price during such Quarter shall be multiplied by W in the formula W = X × (Y-Z), in which “W” is the applicable percentage, “X” is the applicable percentage set forth above in Section 5.1 1, “Y” is 100% and “Z” is the number of percentage points of Market Share (calculated as provided in Section 11.3.1 (d) of the Patent and Know-How License Agreement), rounded to the nearest whole percentage point, captured by such Generic Product during such Quarter; provided, however, that the applicable percentage of Net Sales payable to PIERRE FABRE shall not be less than [*] percent ([*]%).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2.2. With respect to sales of a Competing Product other than lawful sales of a Generic Product, when such Competing Product takes a Market Share in [*]% for any Quarter in the NOVACEA Territory, the applicable percentage of total Net Sales payable to PIERRE FABRE shall be reduced from [*] percent ([*]%), [*] percent ([*]%) and [*] percent ([*]%) for the three Net Sales Tiers referred to in Section 5.1 to [*] percent ([*]%), [*] percent ([*]%) and [*] percent ([*]%) respectively for such Quarter.

5.3. Application of Formula Price.

The provisions of Sections 5.1 and 5.2 shall be specifically implemented as provided in this Section 5.3.

5.3.1. Tentative Formula Price. With respect to each Commercial Year, one tentative Formula Price per milligram of Compound (expressed as base) shall be set in Dollars for the NOVACEA Territory (the “Tentative Formula Price”). In October of each Commercial Year, NOVACEA will notify PIERRE FABRE in writing of the initial Tentative Formula Price for the following Commercial Year for the NOVACEA Territory. In November of each Commercial Year, NOVACEA will notify PIERRE FABRE of the final Tentative Formula Price for the following Commercial Year. Notification of the final Tentative Formula Price will include information reasonably sufficient to enable PIERRE FABRE to understand how the final Tentative Formula Price was calculated, including information regarding gross sales, Net Sales, expected price increases and reductions to gross sales in the NOVACEA Territory. The Tentative Formula Price so tentatively set shall be applied to all quantities of Finished Product purchased by NOVACEA from PIERRE FABRE during the Commercial Year in question for the NOVACEA Territory. The Tentative Formula Price established pursuant to this Section 5.3.1 shall be calculated on the basis of estimated units of Finished Product to be sold by NOVACEA during the Commercial Year in question in the NOVACEA Territory, and shall be based upon and consistent with the Forecasts delivered pursuant to Section 4.1; and the Final Formula Price established pursuant to Section 5.3.2 below shall be calculated on the basis of Net Sales of Finished Product made by NOVACEA during such Commercial Year.

5.3.2. Final Formula Price and Adjustments. Within sixty (60) days after the close of each Commercial Year, the final Formula Price per milligram of Compound (expressed as base) for the NOVACEA Territory shall be established on the basis of the Net Sales actually accruing from the sale of Finished Product in the NOVACEA Territory and the total quantity of Compound (in milligrams, expressed as base), contained in each dosage form of Finished Product sold by NOVACEA during such Commercial Year in the NOVACEA Territory (the “Final Formula Price”). In any case, the Final Formula Price shall prevail. Any difference between the Tentative Formula Price and Final Formula Price per milligram of Compound (expressed as base) (the “Price Differential”) will be settled as follows: (i) if such Price Differential is in favor of PIERRE FABRE (i.e., the Final Formula Price exceeds the Tentative Formula Price), then such Price Differential will be applied to the total number of milligrams of Compound (expressed as base) contained in the units shipped by PIERRE FABRE to NOVACEA during such Commercial Year and

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the adjustment in value shall be paid by NOVACEA to PIERRE FABRE within thirty (30) days after receipt of an invoice from PIERRE FABRE; and (ii) if such Price Differential is in favor of NOVACEA (i.e., the Tentative Formula Price exceeds the Final Formula Price) then such Price Differential will be applied to the total number of milligrams of Compound (expressed as base) contained in the units shipped by PIERRE FABRE to NOVACEA during such Commercial Year and the adjustment in value shall be credited against royalty payments accrued for the same Commercial Year under Section 11.3 of the Patent and Know-How License Agreement.

5.3.3. Timing of Purchase. Finished Product purchased by NOVACEA prior to the initial Commercial Year shall be deemed to have been purchased as of the first day of the initial Commercial Year but PIERRE FABRE shall invoice NOVACEA for such Finished Product at the Tentative Formula Price established for such Commercial Year pursuant to Section 5.3.1 above.

5.3.4. Packaging Specifications. The Finished Product to be supplied by PIERRE FABRE hereunder shall be packaged according to Packaging Specifications which, at the Effective Date, are identical to those approved in the EU. Should such Packaging Specifications have to be modified, subject to FDA or HC requirements, then NOVACEA shall so inform PIERRE FABRE, whereupon, PIERRE FABRE will have thirty (30) day to inform NOVACEA whether it can supply the Finished Product according to FDA or HC requirements and the incremental costs therefore, such costs to be documented and fully borne by NOVACEA.

However, in case PIERRE FABRE elects not to supply the Finished Product according to FDA or HC requirements, then the Parties will make Diligent Efforts to identify a third party manufacturer to provide secondary packaging services to NOVACEA, with PIERRE FABRE supplying softgel capsules to such third party manufacturer in primary packaging (i.e., blister pack), without any decrease of the Formula Price determined as per Section 5.3.2 hereof.

5.4. Bottom Price.

5.4.1. Calculation of Bottom Price. Notwithstanding any other provision of this Agreement, or of any Related Agreements between the Parties hereto, the Tentative Formula Price and Final Formula Price for Finished Product set forth in Sections 5.3.1 and 5.3.2 hereof shall in no event be lower than the Bottom Price. As used herein, subject to Section 5.4.3, “Bottom Price” in respect of Finished Product shall mean an absolute value of [*] Euros (€ [*]) per milligram of Compound (expressed as base) subject to Annual Variation, effective as of January 1, of each year after the Effective Date, according to the Annual Index Adjustment pursuant to Section 3.3(b).

5.4.2. Application of Bottom Price for Launch of Licensed Product. Upon NOVACEA’S issuance of its initial Firm Order for Licensed Product pursuant to Article 4, NOVACEA shall notify PIERRE FABRE of its best estimate of the Formula Price of Licensed Product for the initial Commercial Year. Within sixty (60) days after such notice, PIERRE FABRE will either confirm that it will supply the Finished Product at the Formula Price applicable thereto or notify NOVACEA that it will supply Finished Product at the Bottom Price, and give notice of the Bottom Price, because such Formula Price is lower than Bottom Price.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.4.3. Application of Bottom Price – General. If at any time the PIERRE FABRE Formula Price is lower than the Bottom Price, the Parties, directly or through the JCC, shall consult to discuss the commercial viability of continued supply by PIERRE FABRE. NOVACEA shall continue to purchase Finished Product from PIERRE FABRE at the Bottom Price so long as such Bottom Price does not exceed [*] percent ([*]%) of the actual weighted average net selling price per milligram of Compound (expressed as base) in the NOVACEA Territory determined by dividing the total Net Sales by the total milligrams of Compound (expressed as base) contained in the Net Sales made by NOVACEA, its Affiliates and its permitted sub-licensees during such Commercial Year in the NOVACEA Territory. If the Bottom Price exceeds [*] of the actual weighted average net selling price per milligram of Compound, as set forth above, for two consecutive Quarters, NOVACEA shall so inform PIERRE FABRE in writing (the “First Notice”) whereupon PIERRE FABRE shall have fifteen (15) days from the date of such First Notice to determine whether or not it accepts to continue to supply NOVACEA at [*] percent ([*]%) of the actual weighted average net selling price per milligram of Compound and shall so notify NOVACEA (the “Second Notice”). Should PIERRE FABRE refuse to continue to supply NOVACEA at such price, then, upon receipt of such Second Notice from PIERRE FABRE, NOVACEA shall have the right, upon further notice to PIERRE FABRE (the “Third Notice”), to suspend its obligation hereunder to purchase Finished Product solely from PIERRE FABRE provided that (i) such decision by NOVACEA shall not affect Firm Orders placed by NOVACEA which shall be delivered by PIERRE FABRE as provided in Section 4.1.5 hereof and (ii) such deliveries shall be invoiced by PIERRE FABRE at the Final Formula Price or at the Bottom Price if the Final Formula Price is lower than the Bottom Price. Promptly following such Third Notice from NOVACEA, the Parties shall discuss in good faith means of securing a reliable long term source of supply of Finished Product for NOVACEA at a price mutually acceptable to both Parties, If the Parties are unable to reach a mutually acceptable agreement within thirty (30) days after the date PIERRE FABRE receives such Third Notice from NOVACEA, then (x) NOVACEA shall have no further obligation to purchase its requirements of Placebo, Clinical Product and Finished Product from PIERRE FABRE and (y) PIERRE FABRE shall have no further obligation to supply NOVACEA with its needs and requirements of Placebo, Clinical Product and Finished Product for development and commercial purposes, in all countries of the NOVACEA Territory,

5.4.4. Application of Bottom Price in the event of Generic and Other Unlicensed Competition. In the event that sales of a Generic Product or a Competing Product, or both combined, take a Market Share in excess of [*] percent ([*]%) for any Quarter in any country in the NOVACEA Territory, as determined in accordance with Section 5.2.1 or 5.2.2, above, then NOVACEA shall continue to purchase Finished Product from PIERRE FABRE for sale in such country at the Bottom Price so long as such Bottom Price does not exceed [*] percent ([*]%) of the actual weighted average net selling price per milligram of Compound, determined as provided in Section 5.4.3, above, in such Quarter. If the Bottom Price exceeds [*] percent ([*]%) of the actual weighted average net selling price per milligram of Com pound, as set forth in this Section 5.4.4, for two consecutive Quarters, NOVACEA shall so inform PIERRE FABRE in writing

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(“Notice N°1”) whereupon PIERRE FABRE shall have fifteen (15) days from the date it receives such Notice N°1 to determine whether or not it accepts to continue to supply NOVACEA at [*] percent ([*]%) of the actual weighted average net selling price per milligram of Compound and shall so notify NOVACEA (“Notice N°2”). Should PIERRE FABRE refuse to continue to supply NOVACEA at such conditions, then, upon receipt of such Notice N°2 from PIERRE FABRE, NOVACEA shall have the right, upon further notice to PIERRE FABRE (“Notice N°3), to suspend its obligation hereunder to purchase Finished Product solely from PIERRE FABRE, provided that (i) such decision by NOVACEA shall not affect Firm Orders placed by NOVACEA which shall be delivered by PIERRE FABRE as provided in Section 4.1.5 hereof and (ii) such deliveries shall be invoiced by PIERRE FABRE at the Final Formula Price or at the Bottom Price if the Final Formula Price is lower than the Bottom Price. Promptly following PIERRE FABRE’s receipt of Notice N°3 from NOVACEA, the Parties shall discuss in good faith means of securing a reliable long term source of supply of Finished Product for NOVACEA at a price mutually acceptable to both Parties. If the Parties are unable to reach a mutually acceptable agreement within thirty (30) days after the date of such Notice N°3 from NOVACEA then (x) NOVACEA shall have no further obligation to purchase its requirements of Placebo, Clinical Product and Finished Product from PIERRE FABRE and (y) PIERRE FABRE shall have no further obligation to supply NOVACEA with its needs and requirements of Placebo, Clinical Product and Finished Product for development and commercial purposes, in all countries of the NOVACEA Territory.

5.4.5. Termination of Supply by PIERRE FABRE. Notwithstanding Sections 5.4.3 and 5.4.4, above, in the event that the Formula Price falls below [*] percent ([*]%) of the Bottom Price determined as provided in Section 5.4.1, above, in two consecutive Quarters, PIERRE FABRE shall have the right upon notice to NOVACEA to terminate continued supply of Finished Product to NOVACEA provided that such termination shall be effective only upon establishment by NOVACEA of a reasonably acceptable alternative source of supply, and the receipt by such alternative source of supply of all government approvals necessary to lawfully produce Finished Product in accordance with the Specifications. Until such conditions are satisfied, PIERRE FABRE shall continue to supply Finished Product to NOVACEA at [*] percent ([*]%) of the Bottom Price.

5.5. Sales Reports; Right to Audit.

5.5.1. During the Royalty Term, NOVACEA shall furnish or cause to be furnished to PIERRE FABRE, within sixty (60) days of the end of each Commercial Year, a written report or reports covering such Commercial Year showing (i) the gross sales and the Net Sales of each dosage form of the Finished Product sold by NOVACEA, its Affiliates and its permitted sub-licensees in each country of the NOVACEA Territory during the Commercial Year; and (ii) the exchange rates used in determining the amount in Dollars. With respect to sales of Finished Product invoiced in Dollars, the gross sales and Net Sales shall be expressed in Dollars. With respect to sales of Finished Product invoiced in a currency other than Dollars, the gross sales and Net Sales shall be expressed in the domestic currency of the Party making the sale together with the Dollar equivalent, calculated using the simple average of the exchange rates published in the Wall Street Journal on the last day of each month of the Commercial Year.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5.2. Upon written request, PIERRE FABRE shall have the right to appoint a Certified Public Accountant selected by PIERRE FABRE and reasonably acceptable to NOVACEA, who shall, at PIERRE FABRE’S expense, have access, during reasonable business hours, at NOVACEA’S place of business and not more often than once each Commercial Year (inclusive of the number of times PIERRE FABRE invokes the corresponding right it has under the Patent and Know-How License Agreement and Trademark License Agreement) to such of NOVACEA’S books and reports as are necessary to verify the correctness of any statements or reports to be supplied in respect of the purchase price payable by NOVACEA to PIERRE FABRE under this Agreement in respect of any Commercial Year ending not more than sixty (60) months prior to the date of such request. Said accountant shall not disclose to PIERRE FABRE any information other than information relating solely to the accuracy of the reports and the payments.

5.5.3. With respect to each Commercial Year, NOVACEA shall keep complete and accurate records of all sales of Finished Product for at least sixty (60) months after such Commercial Year, provided however that, in the event of any claim by PIERRE FABRE asserted against NOVACEA during such sixty (60) month period, then NOVACEA shall preserve all relevant records until the resolution of the claim. Upon the expiration of sixty (60) months following the end of any Commercial Year, the calculation of the purchase price payable with respect thereto shall be binding and conclusive on PIERRE FABRE and NOVACEA and its permitted sub-licensees shall be released from any liability or accountability with respect to the purchase price for such Commercial Year.

5.5.4. All reports to be provided by NOVACEA hereunder shall be in the English language.

PIERRE FABRE agrees that all information subject to review under this Section 5.4 is confidential and that it shall retain, and shall cause its accountant to retain, such information in confidence.

5.6. Invoicing Procedure.

PIERRE FABRE shall be permitted, but not required, to invoice NOVACEA separately for Finished Product provided to Canada.

5.7. Payments.

Subject to Section 5.3.3 of the Patent and Know-How License Agreement, payment of PIERRE FABRE’S invoices by NOVACEA shall be made in Dollars or in Euros if the price to be paid by NOVACEA is the Bottom Price) by transfer to a bank account designated by PIERRE FABRE, within sixty (60) days from the later of (i) the date of receipt by NOVACEA of PIERRE FABRE’S invoice, or (ii) the date of receipt by NOVACEA’S agent at Charles de Gaulle Airport, Roissy (France) of the Licensed Product covered by such invoice. In the event NOVACEA fails to pay any amount within sixty (60) days of the due date, PIERRE FABRE may charge a monthly late payment fee equal to one percent (1.0%) of the unpaid balance.

5.8. Improvements.

Improvements will be supplied by PIERRE FABRE to NOVACEA at mutually acceptable supply terms, negotiated by the Parties in good faith; provided, however, that if such Improvement includes Compound or a softgel capsule containing Compound, then the invoice price of such elements per milligram of Compound shall not be lower than the Bottom Price.

ARTICLE 6 – TERM; TERMINATION

6.1. Term - Renewal.

This Agreement shall become effective on the Effective Date and unless earlier terminated as provided below, shall remain in full force and effect on a country by country basis, until the end of the Royalty Term.

6.2. Termination for Cause

6.2.1. Bankruptcy; Insolvency.

In the event that:

(a)	a Party is adjudicated as bankrupt or insolvent and, if such adjudication be involuntary, it is not vacated within sixty (60) days; or

(b)	any proceeding is commenced by or against a Party seeking relief under any bankruptcy or insolvency law and if such proceeding be involuntary, it remains undismissed for sixty (60) days; or a Party, by action or answer, approves of, consents to or acquiesces in such proceeding or admits the material allegations of or defaults in answering a petition filed in such proceeding; or

(c)	a Party admits in writing its inability to pay its debts as they become due; or

(d)	a Party makes an assignment for the benefit of creditors;

(e)	then, in any such case, such Party shall be deemed in default hereunder and the other, non-defaulting Party, shall have the right, upon at least thirty (30) days’ prior notice to such Party, to terminate this Agreement.

6.2.2. Uncared Material Breach

(a)	If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach; provided, that such identified actions shall not be binding upon the other Party with respect to the actions that it may need to take to cure such breach. The allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party, as soon as practicable during the sixty (60) day cure period, a plan for curing such breach which is reasonably sufficient to effect a cure within ninety (90) days of the date of the notice of breach. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach within such ninety (90) day period.

(b)	If the Party receiving notice of material breach fails to cure such breach within the sixty (60) day or one ninety (90) day period, as applicable, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable to effect a cure within ninety (90) days of the original notice of material breach, the Party originally delivering the notice may declare a breach hereunder upon an additional thirty (30) days advance written notice. Such notice shall effectively terminate this Agreement upon expiration of such thirty (30) day period, subject to Clauses (c) and (d) below.

(c)	If a breach alleged under Clause (a) is limited or restricted to Canada, then the notice provided under Clause (a) shall state such fact and, unless otherwise provided in this Article 6, any termination under this Section 6.2.2 for such breach shall be effective only as to Canada; provided, however, that a breach alleged under Clause (a) with respect to the USA shall be considered a breach with respect to all countries in the NOVACEA Territory for purposes of this Agreement.

(d)	If a Party gives notice of termination under Clause (a) and the other Party disputes whether such notice was proper, or the Parties disagree as to whether the breaching Party has cured such breach within the applicable cure period (or used Diligent Efforts to cure such breach pursuant to a plan delivered pursuant to Clause (a), then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 13. If as a result of such dispute resolution process it is determined that the notice of termination was proper or that the breaching Party failed to cure such breach within the applicable cure period (or failed to use Diligent Efforts to cure such breach pursuant to a plan), as the case may be, then such termination shall be deemed to have been effective thirty (30) days following the date of the notice of termination provided pursuant to Clause (a). If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

6.2.3. Termination of Patent and Know-How License Agreement.

This Agreement shall automatically terminate upon termination of the Patent and Know-How License Agreement. In such event, termination of this Agreement and the Patent and Know-How License Agreement shall be co-terminous.

6.2.4. Assignment by NOVACEA. PIERRE FABRE may terminate this Agreement by giving written notice of such termination to NOVACEA within thirty (30) days of first learning of an assignment by NOVACEA, in violation of Article 10 of this Agreement.

6.3. Consequences of Termination; Surviving Obligations.

Upon termination of this Agreement, whether upon the end of the Royalty Term or thereafter, as provided in Section 6.1, all rights and obligations of the Parties under this Agreement shall automatically terminate, provided however that:

(a)	the obligations of confidentiality and use of Information (hereinafter defined) set out in Article 9 hereof (Confidentiality) shall survive for the period provided therein;

(b)	the Parties shall not be relieved of any obligations accruing prior to expiration or prior termination;

(c)	upon expiration or prior termination, at the option of the terminating Party, PIERRE FABRE shall deliver all quantities of Finished Product ordered by NOVACEA in accordance with the terms set forth in Article 3 and Article 4 hereof. Firm Orders which have been submitted during the term of this Agreement but which have not yet been delivered, Finished Product so ordered shall continue to be subject to the terms hereof as if this Agreement were still in effect; and

(d)	the provisions of Article 6 (Term, Termination), Article 7 (Indemnification and Insurance), Article 11 (Independent Contractors), Article 12 (Notices), Article 13 (Applicable Law, Dispute Resolution), and Article 14 (Miscellaneous) shall survive.

6.4. Exercise of Right to Terminate – Damages.

6.4.1. Subject to Section 6.4.2, the exercise of a termination right under this Agreement shall not preclude the terminating Party from claiming any damages, compensation or other relief that it may be entitled under this Agreement, at law or in equity, upon such Termination.

6.4.2. In the event PIERRE FABRE elects to terminate this Agreement in any country or country(ies) pursuant to Section 6.2.2 or Section 6.2.4 as a result of a breach of this Agreement, or pursuant to Section 6.2.3 of this Agreement as a result of a breach of the Patent and Know-How License Agreement by NOVACEA, PIERRE FABRE may seek damages caused by the material breach giving rise to such Termination.

6.4.3. Subject to Section 6.4.2, all remedies provided hereunder (including any right to terminate this Agreement under Section 6.2 above) are cumulative and concurrent, and are in addition to, and the Parties are entitled to, all other available remedies at law or in equity; provided, however, that a Party shall not seek to avail itself of such other remedies (except for any equitable remedy) during any cure period under this Agreement.

ARTICLE 7 – INDEMNIFICATION AND INSURANCE

7.1. Indemnification by PIERRE FABRE.

For the duration of this Agreement and thereafter, PIERRE FABRE agrees to defend, indemnify and hold harmless NOVACEA and its respective officers, directors and employees (each a “NOVACEA Indemnified Party”) from any and all claims, suits, damages, liabilities, costs and expenses, whether based on product liability or otherwise, including but not limited to court costs and reasonable attorneys fees (collectively “Losses”), it may suffer as a result of claims, demands, costs or judgments arising out of or based on the (i) the negligence or intentional misconduct of PIERRE FABRE or any of its officers, directors or employees with respect to the Finished Product supplied hereunder, (ii) the material breach by PIERRE FABRE of the terms of this Agreement or (iii) the material breach by PIERRE FABRE of its supply obligations under this Agreement, except for reasons of Force Majeure as defined in Article 8 hereof (all such claims the “Indemnification Claims”). Notwithstanding the foregoing, (x) such Indemnification Claims expressly include any and all Losses (including consequential, special damages or lost profits recoverable by the patient or patient’s estate) arising thereunder from claims, demands, costs or judgments brought against NOVACEA or a NOVACEA Indemnified Party by or on behalf of patients whose course of treatment was disrupted as a consequence of said failure to supply Finished Product in accordance with this Agreement, (y) no Indemnification Claims (including any patient claims described in the preceding sentence) shall include or extend to any Losses to the extent caused by any material failure by NOVACEA or any of the NOVACEA Indemnified Parties to adhere strictly to the terms of this Agreement, and (z) no Indemnification Claims shall include any NOVACEA, NOVACEA Indemnified Party or non-patient Third Party claims for lost profits, or other consequential or special damages other than those described in Clause (x) above.

7.2. Indemnification by NOVACEA.

For the duration of this Agreement and thereafter, NOVACEA shall defend, indemnify and hold PIERRE FABRE and its respective officers, responsible pharmacist, directors and employees harmless from and against any and all claims, suits, damages, liabilities, costs and expenses, whether based on product liability or otherwise, including but not limited to court costs and reasonable attorneys fees, (collectively “Losses”), PIERRE FABRE may suffer as a result of claims, demands, costs or judgments arising out of the use of any Finished Product supplied by PIERRE FABRE hereunder, to the extent arising out of or based on (i) the negligence or intentional misconduct of NOVACEA or any of its officers, directors, agents or employees, or (ii) the material breach by NOVACEA of the terms of this Agreement; provided however that such indemnification shall not extend to any Losses to the extent caused by any Indemnification Claim or to any PIERRE FABRE or Third Party claim for lost profits, or other consequential or special damages.

7.3. Indemnification Procedures.

(a)	The Party seeking indemnification under Sections 7.1 or 7.2 (the “Indemnified Party”) agrees to give notice to the Party providing such indemnification (the “Indemnifying Party”) of the assertion of any claim, or commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section promptly after receipt of notice from a Third Party of the assertion of such claim or the commencement of such suit, action or proceeding. In the event indemnification is sought with respect to a direct claim by the Indemnified Party, notice shall be given within sixty (60) days of the discovery of the event, action, or state of facts for which indemnification is sought. With respect to Third-Party claims, the Indemnifying Party shall be entitled at its own expense to participate in or, to the extent that it shall wish to do so, to assume the defense with its own counsel of any such claim, suit, action or proceeding. If the Indemnifying Party elects to assume such defense, it shall select counsel for and be liable to the

Indemnified Party for fees of counsel. Failure to give notice in a timely manner shall relieve the Indemnifying Party only to the extent it is actually prejudiced by such delay.

(b)	In the event that the Indemnified Party shall have been advised by counsel that representation of both Parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them, or that there are legal defenses available to such Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then counsel for the Indemnified Party shall be entitled, if the Indemnified Party so elects, to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Party at the expense of the Indemnifying Party.

(c)	Whether or not the Indemnifying Party elects to assume the defense of any Third-Party claim, suit, action or proceeding, it shall not be liable for any compromises or settlement of any such claim, suit, action or proceeding effected without its consent, which consent shall not unreasonably be withheld. The Parties agree to cooperate to the fullest extent possible in connection with any third-Party claim, suit, action or proceeding for which indemnification is or may be sought under this Agreement.

7.4. Subrogation.

In the event the Indemnifying Party makes any payment pursuant to its indemnification obligations under this Agreement, it shall be subrogated to all rights of the Indemnified Party to pursue any claim to receive payment or other consideration from any other third Party which may be liable with respect to such claim, suit, action or proceeding for which indemnification was provided. The Indemnified Party shall execute and deliver such instruments and agreements and take such other action as may be required to subrogate the Indemnifying Party to such Indemnified Party’s rights to receive such payment or consideration.

7.5. Indemnification not Cumulative.

NOVACEA’S rights under this Article 7 and its rights under Article 19 of the Patent and Know-How License Agreement shall not be cumulative.

7.6. PIERRE FABRE Insurance.

For the duration of this Agreement, PIERRE FABRE shall maintain product liability insurance or self insurance in amount consistent with industry standards, for claims and actions that might be taken against it in connection with the Finished Product supplied to NOVACEA. PIERRE FABRE shall upon NOVACEA’S request, provide NOVACEA with a certificate of insurance evidencing such coverage.

7.7. NOVACEA Insurance.

For the duration of this Agreement, NOVACEA shall maintain and shall cause its Affiliates and permitted sublicensees to maintain, product liability insurance or self insurance in amount consistent with industry standards, for claims and actions that might be taken against it in connection with the Licensed Product in the NOVACEA Territory. NOVACEA shall, on the Effective Date and upon PIERRE FABRE’S request from time to time thereafter, provide PIERRE FABRE with a certificate of insurance evidencing such coverage.

ARTICLE 8 – FORCE MAJEURE

8.1. Events of Force Majeure.

Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement when such failure or delay is caused by or results from acts of God, fire, flood, explosion, earthquake, or other natural forces, war, or any cause beyond the reasonable control of the affected Party. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance or the direct results from such event(s).

8.2. Notice of Force Majeure

Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition set forth in Section 8.1 above, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligation hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible, and to give the other prompt written notice when it is again fully able to perform such obligations.

8.3. Quantities Not Shipped.

All quantities of Finished Product not shipped by PIERRE FABRE hereunder due to any conditions set forth in Section 8.1 above shall be confirmed, in writing, by the Parties immediately after such condition has been corrected.

8.4. Allocation of Capacity.

If, as a result of conditions set forth in Section 8.1 above, PIERRE FABRE at any time is unable fully to supply the Firm Orders of NOVACEA and PIERRE FABRE’S other customers, and to meet PIERRE FABRE’S own requirements for Finished Product, PIERRE FABRE shall equitably allocate its available resources and production capacity among NOVACEA, PIERRE FABRE and PIERRE FABRE’S other customers, taking into consideration the respective requirements of each of the Parties during a reasonable time period prior to the allocation, as well as such requirements during the allocation period.

8.5. Termination.

If, as a result of conditions set forth in Section 8.1 above, either Party is unable fully to perform its obligations hereunder for any consecutive period of one hundred eighty (180) days, the other Party shall have the right to terminate this Agreement upon written notice.

ARTICLE 9 – CONFIDENTIALITY

9.1. Treatment of Confidential Information.

Except as otherwise provided in this Article 9, during the Royalty Term and for a period of ten (10) years thereafter.

(a)	NOVACEA will retain in confidence and use only for purposes of this Agreement any Confidential Information supplied by or on behalf of PIERRE FABRE to NOVACEA under this Agreement; and

(b)	PIERRE FABRE will retain in confidence and use only for purposes of this Agreement any Confidential Information supplied by or on behalf of NOVACEA to PIERRE FABRE under this Agreement.

For purposes of this Article 9, all such information and data which a Party is obligated to retain in confidence shall be called “Information.”

9.2. Right to Disclose

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party (the “Receiving Party”) may disclose Confidential Information of the other Party (the “Disclosing Party) to the Receiving Party’s Affiliates, sub-licensees, consultants, outside contractors (including CAH) and clinical investigators on condition that such entities or persons agree (i) to keep the Confidential Information confidential for the same time periods and to the same extent as the Receiving Party is required to keep such Confidential Information confidential and (ii) to use the Confidential Information only for such purposes as the Receiving Party is entitled to use such Confidential Information; and a Receiving Party or its sub-licensees may disclose such Confidential Information to any Regulatory Authority to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to commercially market the Finished Product.

9.3. Release from Restrictions

The Receiving Party shall have the right to disclose Confidential Information provided to it hereunder if, in the reasonable opinion of its legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of applicable Legal Requirements or legal process (e.g., in response to a subpoena). Where reasonably possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the Confidential Information or limit the scope of the disclosure (with respect to which the receiving Party shall reasonably cooperate with the disclosing Party). In no event, however, shall the Receiving Party’s disclosure of Confidential Information to a court, government agency or instrumentality, Regulatory Authority, or other authorized party pursuant to a subpoena or other compulsory process, be regarded in and of itself as making such Confidential Information publicly known, available by publication or in the public domain (unless and until published or made available to the public by such court, government agency or instrumentality, Regulatory Authority, or other authorized party) or otherwise permitting any further or subsequent disclosure of such Confidential Information by the Receiving Party.

9.4. Confidentiality of Financial Terms

Except to the extent otherwise required by law or the terms of this Agreement or mutually agreed upon in good faith by the Parties hereto, each Party shall treat as confidential the financial terms and conditions contained in this Agreement.

ARTICLE 10 – ASSIGNMENT OF AGREEMENT

10.1. General.

Except as otherwise permitted in this Article 10, neither this Agreement nor any rights granted hereunder may be assigned or otherwise transferred by either Party, nor shall they inure to the benefit of any trustee in bankruptcy, receiver or other successor of either Party, whether by operation of law or otherwise, without the written consent of the other Party, such consent not to be unreasonably withheld.

10.2. Assignment by PIERRE FABRE.

PIERRE FABRE may, without NOVACEA’S consent, assign this Agreement to an Affiliate or to a Third Party in the following circumstances:

(a)	in the event of the transfer or sale by PIERRE FABRE, or any corporation directly or indirectly controlling PIERRE FABRE, to a Third Party of (i) stock representing more than fifty percent (50%) of PIERRE FABRE or such corporation’s voting control, or (ii) all or substantially all of its assets; or

(b)	in the event of the merger or consolidation of PIERRE FABRE, or of any corporation directly or indirectly controlling PIERRE FABRE, with a Third Party in each case if such merger or consolidation results in the shareholders of PIERRE FABRE (as existing at the Effective Date) or of any such corporation directly or indirectly controlling PIERRE FABRE immediately prior to such merger or consolidation owning less than fifty percent (50%) of the voting control of the entity that survives such merger or consolidation, provided however that any such assignee shall agree in writing to assume the rights and obligations of PIERRE FABRE under this Agreement, and PIERRE FABRE shall promptly deliver a copy of such written assumption to NOVACEA.

10.3. Assignment by NOVACEA.

NOVACEA may, without PIERRE FABRE’s consent, assign this Agreement in the following circumstances:

(a)	in the event of the transfer or sale by NOVACEA, or any corporation directly or indirectly controlling NOVACEA, to a Third Party of (i) stock representing more than fifty percent (50%) of NOVACEA’s or such corporation’s voting control, or (ii) all or substantially all of its assets; or

(b)	in the event of the merger or consolidation of NOVACEA, or of any corporation directly or indirectly controlling NOVACEA, with a Third Party in each case if such merger or consolidation results in the shareholders of NOVACEA (as existing at the Effective Date) or of any such corporation directly or indirectly controlling NOVACEA immediately prior to such merger or consolidation, owning less than fifty percent (50%) of the voting control of the entity that survives such merger or consolidation, provided however that:

(i)	any such assignee shall agree in writing to assume the rights and obligations of NOVACEA under this Agreement, and NOVACEA shall promptly deliver a copy of such written assumption to PIERRE FABRE; and

(ii)	in the event that during the Royalty Term, the Third Party referred to in (a) and (b) above is a company, that either (x) markets a Competing Product in the NOVACEA Territory or (y) is currently developing a Competing Product for commercialization in the NOVACEA Territory, then, in any such circumstances, PIERRE FABRE shall have the right, in its absolute discretion, to notify NOVACEA of the termination of the Agreements, such right to be exercised only during the Royalty Term.

10.4. Definition.

As used in this Article 10, “control” or “controlling” with regard to either Party shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock of such Party, or in the absence of ownership of at least fifty percent (50%) of the voting stock of such Party, the power directly or indirectly to direct or cause the direction of the management and policies of such Party.

10.5. Consequences of Assignment.

(a)	Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(b)	No assignment shall relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

(c)	In addition to any other rights and remedies available to the Parties under this Agreement (including under Section 6.7), at law or in equity, any assignment made in violation of this Article 10 shall be null and void.

ARTICLE 11 – INDEPENDENT CONTRACTORS

For the purposes of this Agreement, the Parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other Party. No Party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

ARTICLE 12 – NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, delivered by a reputable international overnight courier, mailed by registered airmail (return receipt requested), postage prepaid, or transmitted by facsimile (and confirmed by such registered mail), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement. Any notice sent by registered airmail as aforesaid shall be deemed to have been given on the seventh (7th) day after the date of dispatch, it being understood that “date of dispatch” shall mean the date the registered airmail letter is stamped by the post office of the country of residence of the Party giving such notice. Any notice sent by reputable international overnight courier shall be deemed to have been given on the second (2nd) business day after the date the notice is received by the courier in the country of residence of the Party giving such notice. Notices shall be sent:

(a)	if to NOVACEA, to:

NOVACEA, INC.

601 Gateway Boulevard

Suite 800

South San Francisco, CA 94080, USA

Attention: Chief Executive Officer

Facsimile: (650) 228-1088

(b)	if to PIERRE FABRE, to:

PIERRE FABRE MEDICAMENT

La Chartreuse I

81106 CASTRES CEDEX FRANCE

Attention: Chief Operating Officer

Facsimile No.: 33 5 63 71 45 34

With copy to: PIERRE FABRE MEDICAMENT

        La Chartreuse I

        81106 CASTRES CEDEX FRANCE

        Attention: General Counsel

        Facsimile No.: 33 5 63 71 39 95

All notices shall be deemed given when received by the addressee.

ARTICLE 13 – APPLICABLE LAW; DISPUTE RESOLUTION

13.1. Applicable Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New-York applicable to agreements made and to be performed entirely within such State; without regard to the conflicts of law principles of such State, other than Sections 5-1401 of the New-York General Obligations Law.

13.2. Dispute Resolution.

The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to have any dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

For NOVACEA:        Chief Executive Officer

For PIERRE FABRE: President or Chief Operating Officer, as designated by PIERRE FABRE for a given matter

In the event the designated officers are not able to resolve such dispute within such 30-day period after receipt of written notice, then any dispute, to the extent it relates to the validity, interpretation or construction of, or the compliance with or breach of, this Agreement, shall, at the election of either Party, be decided in accordance with the provisions of Section 13.3 below (it being understood that matters of business judgment shall not be mediated or arbitrated).

13.3. Arbitration.

Except as otherwise provided in Section 6.4 or Section 13.2, any dispute arising out of or in connection with this Agreement, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

Notwithstanding anything to the contrary in this Section 13.3, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

Arbitration will take place in PARIS (FRANCE) if requested by NOVACEA and in SAN FRANCISCO, CALIFORNIA (USA), if requested by PIERRE FABRE. Arbitration will be conducted in the English language.

ARTICLE 14 – MISCELLANEOUS

14.1. Entire Agreement; Modification; Counterparts.

This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. The schedules attached to this Agreement are an integral part of this Agreement. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented by a written instrument expressly stated for such purpose and signed by the Parties to this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document and all of which, together with this writing, shall be deemed one instrument.

14.2. Relationship Between the Parties.

The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not, and is not intended to, create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.3. Non-Waiver.

The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.4. No Third Party Beneficiaries.

This Agreement is neither expressly nor impliedly made for the benefit of any individual or entity other than PIERRE FABRE and NOVACEA.

14.5. Successors and Assigns.

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns.

14.6. Severability.

If, for any reason, any part of this Agreement is arbitrated or adjudicated as being invalid, unenforceable or illegal by an arbitrator or court of competent jurisdiction, as the case may be, the Parties shall negotiate in good faith with a view to the substitution thereof of a suitable and equitable solution in order to carry out, so far as may be valid and unenforceable, the intent and purpose of such invalid provision; provided, however, that any such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement, which shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.7. Interpretation.

14.7.1. Captions & Headings. The captions and headings of Clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

14.7.2. Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

14.7.3. Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

14.7.4. Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

ARTICLE 15 – ELECTION OF DOMICILE

The Parties declare that they have elected domicile at their offices, as indicated at the head of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their officers hereunto duly authorized as of the date first above written.

PIERRE FABRE MEDICAMENT S.A.		NOVACEA, INC.

By:	/s/Jean-Pierre Couzinier	By:	/s/ Brad Goodwin
Name:	JEAN-PIERRE COUZINIER	Name:	BRAD GOODWIN

Title:	Chief Operating Officer	Title:	Chief Executive Officer

Schedule 1

CERTAIN DEFINITIONS

1.	“Affiliate” shall mean any entity that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with a Party hereto, as of or after the Effective Date. For purposes of this definition only, the term “control”, “controlled” or “controlling” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question.

2.	“Agreement” shall mean any of the Patent and Know-How License Agreement, Trademark License Agreement or Supply Agreement in which the reference to such term is made.

3.	“Approval” shall mean: (a) in the USA, receipt from the FDA of NBA approval to market a Licensed Product or Improvement for a given indication; (b) in Canada, such approval from the applicable Regulatory Authority for such Licensed Product or Improvement to be sold in such country, including receipt of pricing/reimbursement approval, where applicable, to market a Licensed Product or Improvement in such country or countries for a given indication; and (c) all modifications, extensions and renewals of any Approval in (a) or (b). For clarity, Compendia Listings are not Approvals.

4.	“Approved Indication” shall mean a tumor type indication (in the Cancer Field) or other indication (outside of the Cancer Field) for which a Licensed Product or Improvement has Approval in a given country of the Novacea Territory.

5.	“CAH Agreement” shall mean the License and Supply Agreement between Pierre Fabre Medicament S.A. and Cardinal Health 409 Inc., (“CAH”) dated as of June 6, 2002.

6.	“Cancer field” shall mean the prevention, treatment, diagnosis or control of all human cancer diseases.

7.	“Clinical Product” shall mean Softgel capsules containing 20 mg or 30 mg of Compound (expressed as base), as described in the Clinical Product Specifications.

8.	“Clinical Product Specifications” shall mean the specifications of the Clinical Product attached to the Supply Agreement as Schedule 2.3.1(b) thereto, as such Clinical Product Specifications may be amended from time to time.

9.	“Clinical Trial” shall mean any Phase 1, Phase 2, Phase 3 or Phase 4 Clinical Trial of the Licensed Product or an Improvement, as the context shall indicate.

10.	“Combination Product” shall mean ay pharmaceutical composition in which Licensed Product is (i) formulated in conjunction with one or more different active pharmaceutical ingredients and/or (ii) co-packaged for administration in combination with one or more different active pharmaceutical ingredients and which pharmaceutical composition package is the subject of one single NDA. A Combination Product is an Improvement.

11.	“Commercial Half Year” shall mean the six (6) month periods within a Commercial Year ending on June 30 and December 31.

12.	“Commercial Year” shall mean on a country-by-country basis, each calendar year commencing on January 1 and ending on December 31; provided that, the first Commercial Year in each country of the Novacea Territory shall commence on the Date of Launch of the Licensed Product in such country and end on December 31, of the following full calendar year.

13.	“Compendia Indication” shall mean a tumor type (in the Cancer Field) or other indication (outside of the Cancer Field) for which a Licensed Product or Improvement receives a Compendia Listing but for which it has not received Approval in the United States for such indication.

14.	“Compendia Listing” shall mean a listing for a tumor type indication in the USA for a Licensed Product or Improvement that is supported by a citation in at least one of the following authoritative drug reference books: (i) the American Society of Health- System Pharmacists’ American Hospital Formulary Service (AHFS), or (ii) the U.S. Pharmacopeia Drug Information.

15.	“Competition” shall mean the launch of a Competing Product by a Third Party in a country of Novacea Territory.

16.	“Competing Product” shall mean on a country-by-country basis, a product in oral form that is not a Licensed Product or an Improvement and that contains the Compound, as a therapeutically active ingredient including, but not limited to, a Generic Product. The IV Form is not a Competing Product.

17.	“Compound” shall mean Vinorelbine (INN), a vinca alkaloid derivative.

18.	“Confidential Information” shall mean all Information received by one Party from the other Party pursuant to any Agreement as well as all Information developed during the course of the performance of any Agreement, except Information which is:

(a)	in the public domain at the time of disclosure or thereafter becomes part of the public domain through no fault of the receiving Party or its Affiliates;

(b)	in the possession of the receiving Party or any of its Affiliates at the time of disclosure by the disclosing Party to the receiving Party and was not previously acquired by the receiving Party pursuant to a confidentiality restriction;

(c)	received by the receiving Party or any of its Affiliates without restriction as to confidentiality from a Third Party who the receiving Party reasonably believes has the right to disclose the same; or

(d)	independently developed by employees, agents or contractors of a Party or any of its Affiliates without use of any Information of the other Party disclosed under any Agreement.

Confidential Information that is first disclosed in writing shall be marked “confidential”. Information that is first disclosed orally or in any other form shall be reduced to writing marked “confidential” within fifteen (15) days after the date or initial disclosure.

19.	“Date of Launch” shall mean the date of first commercial sale of a Licensed Product or Improvement by Novacea on an indication-by-indication (Approved Indication and Compendia Indication) basis in each country of the Novacea Territory.

20.	“Development Plan” shall mean the Development Plan for the Licensed Product (i) in the USA, attached as Schedule 5.1.1 to the Patent and Know-How License Agreement and (ii) in Canada, to be attached to the Patent and Know-How License Agreement, as provided in Section 5.1.2 thereof, in each case as such Development Plan may be amended from time to time in accordance with the Patent Know-How License Agreement.

21.	“Diligent Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such commercially reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, and other relevant factors then prevailing, consistent with industry standards. Diligent Efforts shall be determined on a market-by-market basis.

22.	“Disclosure Agreement” shall mean the Mutual Non-Disclosure Agreement dated September 22, 2004, between the Parties, as amended on November 10, 2004.

23.	“DM1” shall mean a Drug Master File filed with the FDA or HC.

24.	“Dollar” or “$” shall mean the currency of the USA.

25.	“Effective Date” shall mean July 19, 2005.

26.	“Euro” or “€” shall mean the currency of the European Union (“EU”).

27.	“FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

28.	“Field” shall mean the prevention, treatment, diagnosis or control of all human diseases.

29.	“Finished Product” shall mean softgel capsules containing 20 mg or 30 mg of Compound (expressed as base), or such other dosage amount as the Parties shall agree to develop pursuant to the Patent & Know-How License Agreement between the Parties, in primary and secondary packaging, as described in the Specifications.

30.	“Finished Product Specifications” shall mean the specifications of the Finished Product attached to the Supply Agreement as Schedule 2.3.1(c) thereto, as such Finished Product Specifications may be amended from time to time.

31.	“Generic Product” shall mean a generic version of the Licensed Product as defined by the FDA.

32.	“Global Product Strategy” shall mean that certain global development and commercialization strategy for the Licensed Product, as set forth in Schedule 7.3 to the Patent and Know-How Licensing Agreement between the Parties.

33.	“Good Manufacturing Practice” or “cGMP” shall mean the then current good manufacturing practices for pharmaceuticals as described in the laws of a given country in which a Compound or Finished Product is manufactured (in whole or in part) and in which it will be sold; and all other Legal Requirements, including all applicable federal, state, foreign and local environmental, health and safety laws and regulations in effect at the time and place of manufacture or sale of the Compound or Finished Product.

34.	“TIC” shall mean any division of Health Canada.

35.	“Improvement” shall mean (a) all new developments originating from a Party directly relating to the Licensed Product such as (i) new indications (whether Approved or Compendia), (ii) dosages [other than Softgel capsules containing 20 mg or 30 mg. of Compound (expressed as base)], provided that such dosages are not otherwise marketed by Pierre Fabre, its Affiliates or sublicensees outside of the Novacea Territory at the time such Improvement is originated, (iii) presentations (for example a pill box) and/or (iv) schedule of administration, and (b) Combination Products, in each case including all information and data and technology relating thereto, whether patented, patentable or not. For clarification, another pharmaceutical product in oral form containing Compound, which is not a softgel capsule, such as a tablet or a different capsule type, shall not be deemed an Improvement.

36.	“IND” shall mean an investigational new drug application for a Licensed Product in the Field filed with the FDA, and any equivalent thereof in Canada where the context so indicates.

37.	“Information” means any and all information and data that has been or is provided by one Party to the other Party in connection with the Disclosure Agreement or this Agreement, whether or not such information or data is required to be so provided. Such information and data includes, without limitation, all Pierre Fabre Know-How, Novacea Know-How and all other scientific, pharmaceutical, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data, whether communicated in writing or orally or by any other method.

38.	“INSEE Index” shall mean «Indice des prix á la consommation (base l00=998) - Ensemble des ménages, France entière», as published monthly in «Bulletin Mensuel de Statistigue– tableau 23 NE», by the French Institut National de la Statistique et des Etudes Economiques («INSEE»), or any successor index thereto.

39.	“IV Form” shall mean the pharmaceutical product in vials containing 10 mg or 50 mg of Compound (expressed as base) referenced in (i) new drug application No. 20-388 approved by the FDA and (ii) new drug application N° DIN 02 09 1283 approved by the HC.

40.	“Joint Commercialization Committee” or “JCC” shall have the meaning set forth in Section 7.2 of the Patent and Know-How License Agreement.

41.	“Joint Development Committee” or “JDC” shall have the meaning set forth in Section 5.2 of the Patent and Know-How License Agreement.

42.	“Legal Requirements” shall mean any and all applicable local, municipal, provincial, federal and international laws, statutes, ordinances, rules, regulations or operating procedures now or hereafter enacted or promulgated by any governmental body.

43.	“Licensed Product” shall mean a pharmaceutical product containing Compound as its therapeutically active ingredient, formulated in a softgel capsule as per the Specifications, in 20 mg (of Compound expressed as base) and 30 mg (of Compound expressed as base) dosage forms (and any other dosages that may be marketed by Pierre Fabre, its Affiliates or sublicensees outside of the Novacea Territory from time to time), suitable for oral use by humans and, with respect to each reference in any Agreement to such defined term that relates only to the Novacea Territory, either (i) is used, offered for sale or sold in the Novacea Territory through the use of all or part of Pierre Fabre Know-How or (ii) cannot be manufactured, used, offered for sale or sold in the Novacea Territory without infringing one or more Valid Claims.

44.	“Minimum Sales” shall have the meaning set forth in Section 9.2.1 of the Patent and Know-How License Agreement.

45.	“NDA” shall mean a new drug application filed with or granted by the FDA or the Regulatory Authorities of Canada with respect to a Licensed Product or Improvement.

46.	“Net Sales” shall mean the amount expressed in Dollars, billed in each country within Novacea Territory by Novacea, an Affiliate or any Novacea permitted sublicensee in such country for sales of Licensed Product and/or Improvements (collectively “Products” for purposes of this definition) to a Third Party, less the following to the extent not paid or reimbursed by the Third Party:

(a)	discounts (including cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

(b)	credits or allowances accrued for claims, damaged goods, rejections or returns of such Products, including Products returned in connection with recalls or withdrawals, as such items are periodically adjusted in accordance with GAAP;

(c)	shipping and insurance charges to the extent (i) relating solely to the delivery of Products to a Third Party, and (ii) included on the invoice and charged separately to the Third Party; and

(d)	taxes or duties levied on, absorbed or otherwise imposed directly on the sale or use of such Products, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds. For clarity, income taxes or taxes imposed on expenses or proceeds from sales that are linked to the general activity of Novacea and not to the Products per se are not part of this Clause (d).

If and only if a Combination Product is sold in the Novacea Territory by Novacea, an Affiliate or any Novacea permitted sublicensee, at an invoice price (such invoice price, the “Combination Product Price”) that is greater than the invoice price [considered on a comparative dosage basis of Compound (expressed as base)], of the Licensed Product sold separately (such invoice price, the “Licensed Product Price”), then the amount of Net Sales for such Combination Product to be considered for the purpose of determining (i) Milestone Payments (ii) Patent and Know-How Royalty and (iii) Trademark Royalty will be determined by multiplying actual Net Sales of such Combination Product by the [*] where A is the Licensed Product Price and B is the invoice price of the other active ingredient or ingredients in the Combination Product, to the extent such other active ingredient or ingredients are sold separately (such [*], being hereinafter referred to as the “Fraction”). However, if, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, then the amount of Net Sales, to be considered for the aforesaid purposes, shall be determined by the JCC in good faith and in a manner consistent with the intent of the applicable Agreement; provided that, notwithstanding anything to the contrary set forth above in this paragraph, if the Fraction equals less than the amount of the [*] where C is the invoice price per square meter and treatment cycle of the Licensed Product and D is the invoice price per square meter per treatment cycle of the Combination Product, then the Fraction shall be deemed to be [*].

Net Sales, including the components referenced in Clauses (a)-(d) above, shall be determined by Novacea on an accrual basis in a manner consistent with US GAAP. For clarity, sales to a wholesaler, group purchasing organization, Pharmacy Benefit Manager (PBM), or retail chain customer shall be considered sales to a Third Party.

47.	“NOVACEA Know-How” shall mean non-public and/or proprietary information and data hereafter owned or controlled by Novacea and which is necessary or useful in the development, use, or sale of the Compound, Licensed Product or Improvement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

48.	“NOVACEA Territory” shall mean the United States of America (i.e. the fifty states of the USA and the District of Columbia, Puerto Rico and other U.S. territories and possessions) and Canada.

49.	“Packaging Specifications” shall mean the specifications of the primary and secondary packaging components for the Placebo, the Clinical Product and the Finished Product included in Schedules 2.3.1(a), 2.3.1(b) and 2.3.1(c) attached to the Supply Agreement, as such Packaging Specifications may be amended from time to time.

50.	“Patent” shall mean (a) unexpired letters patent (including inventor’s certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, divisional or continuation-in-part thereof and any provisional applications.

51.	“PIERRE FABRE Know-How” shall mean non-public and/or proprietary information and data (including, without limitation, pre-clinical and clinical data) now or hereafter owned or controlled by Pierre Fabre and which is necessary or useful in the development, use, or sale, but not manufacture, of the Compound, Licensed Product or Improvement.

52.	“PIERRE FABRE Patents” shall mean (a) the Softgel Patents and (b) all Patents now or hereafter owned or controlled by Pierre Fabre to the extent necessary or useful for the development, use, offer for sale or sale (but not manufacture) of the Compound, Licensed Product and/or Improvements in the Field, including Pierre Fabre’s interest, if any, in any Joint Patent, as defined in Section 15.3 of the Patent and Know-How License Agreement.

53.	“PIERRE FABRE Territory” shall mean the entire world outside of the Novacea Territory.

54.	“Placebo” shall mean softgel capsules of 20 mg or 30 mg, as described in the Placebo Specifications.

55.	“Placebo Specifications” shall mean the specifications of the Placebo attached to the Supply Agreement as Schedule 2.3.1(a) thereto.

56.	“Quality Agreements” shall have the meaning set forth in Section 2.5.1 of the Supply Agreement.

57.	“Quarter” shall mean a calendar quarter ending on March 31, June 30, September 30 or December 31.

58.	“Regulatory Authority” shall mean any national or multistate/multinational governmental body, authority or instrumentality having jurisdiction over health/regulatory matters pertaining to a Licensed Product or Improvement.

59.	“Related Agreements” shall mean the two Agreements of the Patent and Know-How License Agreement, Trademark License Agreement and Supply Agreement that are not the Agreement in which the reference to such term is used.

60.	“Royalty Term” shall mean, on a country-by-country basis, the period of time from the Date of Launch (or, if earlier, from the first sale of a Licensed Product or Improvement on a name patient basis) of a Licensed Product or an Improvement in a given country in the Novacea Territory until the date which is the later of: (i) the expiration of the last to expire of any Valid Claim in such country (as extended by any extensions of any nature to any Pierre Fabre Patent covering the Licensed Product or any Improvement that have been obtained under applicable Legal Requirements in the respective countries of the Novacea Territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the USA and similar patent or exclusivity extension laws in the USA and other countries) or (ii) the end of the tenth (10th) Commercial Year following the Date of Launch of such Licensed Product or Improvement in such country.

61.	“Softgel Patents” shall mean the Patents owned by Cardinal Health 409 Inc., as listed in Schedule 16.1.7 attached to the Patent and Know-How License Agreement.

62.	“Specifications” shall mean (a) the analytical specifications for the manufacture and release of Placebo, Clinical Product, Licensed Product or Improvement, and (b) the specifications for the labeling and packaging of Placebo, Clinical Product, Licensed Product or Improvement, as set forth in an applicable regulatory filing (e.g., IND, DMF or NDA or foreign equivalent) or Approval, and as otherwise mutually agreed to by the Parties from time to time. “Specifications” as used in the Supply Agreement shall mean collectively the Placebo Specifications, the Clinical Product Specifications, the Finished Product Specifications and the Packaging Specifications.

63.	“Third Party” shall mean persons or entities other than Pierre Fabre, Novacea, and their respective Affiliates.

64.	“Trademark” shall mean a trademark owned by Pierre Fabre and selected by the Parties for use in connection with a Licensed Product or Improvement in the Novacea Territory pursuant to the Trademark License Agreement.

65.	“Valid Claim” shall mean (a) an unexpired claim of an issued patent from time to time within the Pierre Fabre Patents that has not been held unpatentable, unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unreversed and unappealed (or unappealable) decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim in a pending patent application within the Pierre Fabre Patents that at any time (i) has been pending for less than five (5) years and (ii) is being diligently prosecuted.

Schedule 2.3.1(a)

RELEASE RECOMMENDED

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PLACEBO - DOSE STRENGTH: 20 MG

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PLACEBO 30 MG VINORELBINE SOFT CAPSULE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PLACEBO - DOSE STRENGTH: 30 MG

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PRIMARY PACKAGING COMPONENTS

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXAMPLE BLISTER LABEL FOR PLACEBO VINORELBINE SOFT CAPSULE FOR NOVACEA

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Schedule 2.3.1(b)

CLINICAL PRODUCT SPECIFICATIONS

CLINICAL PRODUCT 20 MG VINORELBINE SOFT CAPSULE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CLINICAL PRODUCT - DOSE STRENGTH: 20 MG EXPRESSED IN VINORELBINE BASE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CLINICAL PRODUCT 30 MG VINORELBINE SOFT CAPSULE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CLINICAL PRODUCT - DOSE STRENGTH: 30 MG EXPRESSED IN VINORELBINE BASE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PRIMARY PACKAGING COMPONENTS

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXAMPLE BLISTER LABEL FOR PLACEBO VINORELBINE SOFT CAPSULE FOR NOVACEA

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.3.1(c)

FINISHED PRODUCT SPECIFICATIONS

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FINISHED PRODUCT - DOSE STRENGTH: 20 MG EXPRESSED IN VINORELBINE BASE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FINISHED PRODUCT 30 MG VINORELBINE SOFT CAPSULE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CLINICAL PRODUCT - DOSE STRENGTH: 30 MG EXPRESSED IN VINORELBINE BASE

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PRIMARY PACKAGING COMPONENTS

[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.5.1(a)

QUALITY AGREEMENT FOR PLACEBO AND CLINICAL PRODUCT

Schedule 2.5.1(b)

QUALITY AGREEMENT FOR FINISHED PRODUCT

Schedule 4.1.1

FORMAT FOR FORECAST AND FIRM ORDERS
Date: MM/DD/YYYY		FINISHED PRODUCT: Purchase Orders and Forecast Requirements
		YEAR 1												YEAR 2
		M1	M2	M3	M4	M5	M6	M7	M8	M9	M10	M11	M12	Q1	Q2	Q3	Q4
Capsule 20 mg	PO
Forecast
Vinorelbine g	PO
Forecast
Capsule 30 mg	PO
Forecast
Vinorelbine g	PO
Forecast
Total VINORELBINE g